Exhibit (d)(5)

RULES OF

THE POLYCOM INC. 1996 STOCK INCENTIVE PLAN

(As amended 20 May 1999)

INLAND REVENUE APPROVED RULES FOR UK EMPLOYEES

(“THE SUB-PLAN”)

Adopted by the Company on: February 7,2000

Approved by the Inland Revenue on:

Inland Revenue reference no:

PricewaterhouseCoopers

9 Greyfriars Road

Reading

Berkshire  RG1 1JG

Tel:         01189 597111

Fax:        01189 607700

   Ref:        RFM/NJD/4751

SCHEDULE

RULES OF THE POLYCOM INC. 1996 STOCK INCENTIVE PLAN

INLAND REVENUE APPROVED RULES FOR UK EMPLOYEES

(“THE SUB-PLAN”)

1.                                       General

This schedule to the Polycom Inc. 1996 Stock Incentive Plan (“the Plan”) sets out the Inland Revenue Approved Rules for UK Employees (“the Sub-Plan”).

2.                                       Establishment of Sub-Plan

Polycom Inc. (“the Corporation”) has established the Sub-Plan under Article One section III(D) of the Plan, which authorises the Corporation to establish sub-plans to the Plan1.

3.                                       Purpose of Sub-Plan

The purpose of the Sub-Plan is to enable the grant to, and subsequent exercise by, employees and directors in the United Kingdom, on a tax favoured basis, of options to acquire shares in the Corporation under the Plan.

4.                                       Inland Revenue approval of Sub-Plan

The Sub-Plan is intended to be approved by the Inland Revenue under Schedule 9 to ICTA 1988.

5.                                       Rules of Sub-Plan

The rules of the Plan, in their present form and as amended from time to time, shall, with the modifications set out in this schedule, form the rules of the Sub-Plan. In the event of any conflict between the rules of the Plan and this schedule, the schedule shall prevail.

6.                                       Relationship of Sub-Plan to Plan

The Sub-Plan shall form part of the Plan and not a separate and independent plan.

7.             Interpretation

In the Sub-Plan, unless the context otherwise requires, the following words and expressions have the following meanings:

Acquiring Company	a company which obtains Control of the Corporation in the circumstances referred to in rule 25;

Approval Date	the date on which the Sub-Plan is approved by the Inland Revenue under Schedule 9 to ICTA 1988;

Associated Company	The meaning given to that expression by section 187(2) of ICTA 1988;[2]

Close Company	The meaning given to that expression by section 414(1) of, and paragraph 8 of Schedule 9 to, ICTA 1988;[3]

Consortium	the meaning given to that word by section 187(7) of ICTA 1988;[4]

Control	the meaning given to that word by section 840 of ICTA 1988 and “Controlled” shall be construed accordingly;[5]

Date of Grant	the date on which an Option is granted to an Eligible Employee ;

Eligible Employee	an Employee as defined in the Plan who is:

(a) An employee (other than a director) of the Corporation or a company participating in the Sub-Plan; or

(b)

a director (other than a non-executive director) of the Corporation or a company participating in the Sub-Plan who is contracted to work at least 25 hours per week for the Corporation and its subsidiaries or any of them (exclusive of meal breaks)

and who, in either case, does not have at the Date of Grant of an Option, and has not had during the preceding twelve months, a Material Interest in a Close Company which is the Corporation or a company which has Control of the Corporation or a member of a Consortium which owns the Corporation;

ICTA 1988	the Income and Corporation Taxes Act 1988;

Market Value	(a) in the case of an Option granted under the Sub Plan:

(i) if at the relevant time the shares are listed on the London or New York Stock Exchange, the market value as defined in Section L(ii) of the Appendix to the Plan.

(ii)

if paragraph (i) does not apply, the market value of a Share as determined in accordance with Part  VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with the Inland Revenue Shares Valuation Division on the Date of Grant of the Option or such earlier date or dates as may be agreed with the Board of Inland Revenue;

(b)

in the case of an option granted under any other share option scheme, the market value of a common stock share in the capital of the Corporation determined under the rules of such scheme for the purpose of the grant of the option;

Material Interest	the meaning given to that expression by section 187(3) of ICTA 1988;[6]

New Option	an option granted by way of exchange under rule 25.1;

New Shares	the shares subject to a New Option referred to in rule 25.1;

Option	a subsisting right to acquire Shares granted under the Sub-Plan;

Optionee	an individual who holds an Option or, where the context permits, his legal personal representatives;

Ordinary Share Capital	the meaning given to that expression by section 832(1) of ICTA 1988; and

Shares	Shares of the Corporation’s Common Stock

                In this schedule, unless the context otherwise requires:

words and expressions not defined above have the same meanings as are given to them in the Plan;

the rule headings are inserted for ease of reference only and do not affect their interpretation;

a reference to a rule is a reference to a rule in this schedule;

the singular includes the plural and vice-versa and the masculine includes the feminine; and

a reference to a  statutory provision is a reference to a United Kingdom statutory provision and includes any statutory modification, amendment or re-enactment thereof.

8.                                       Companies participating in Sub-Plan

The companies participating in the Sub-Plan shall be the Corporation and any company Controlled by the Corporation which has been nominated by the Corporation to participate in the Sub-Plan.

9.             Shares used in Sub-Plan

The Shares shall form part of the Ordinary Share Capital of the Corporation and shall at all times comply with the requirements of paragraphs 10 to 14 of Schedule 9 to ICTA 1988.7

10.           Grant of Options

An option granted under the Sub-Plan shall be granted under and subject to the rules of the Plan as modified by this schedule.

11.           Identification of Options

An Option Certificate issued in respect of an Option shall expressly state that it is issued in respect of an Option. An option which is not so identified shall not constitute an Option.

12.           Contents of Option Certificate

An Option Certificate issued in respect of an Option shall state:

that it is issued in respect of an Option;

the date of grant of the Option;

the number of Shares subject to the Option;

the exercise price under the Option;

any performance target or other condition imposed on the exercise of the Option;

the date(s) on which the Option will ordinarily become exercisable; and

the period(s) during which an Option may be exercised following cessation of employment.

13.           Earliest date for grant of Options

                An Option may not be granted earlier than the Approval Date.

14.           Persons to whom Options may be granted

                An Option may not be granted to an individual who is not an Eligible Employee at the Date of Grant.

                                               For the avoidance of doubt options may not be granted under the Sub-Plan to non-employee board members, consultants and other independent advisors.

15.           Options non transferable

                                               An Option shall be personal to the Eligible Employee to whom it is granted and, subject to rule 24, shall not be capable of                 being transferred, charged or otherwise alienated and shall lapse immediately if the Optionee purports to transfer, charge or             otherwise alienate the Option.  Section I.F of Article Two of the Plan shall be read accordingly.

16.           Limit on number of Shares placed under Option under Sub-Plan

                                               For the avoidance of doubt, Shares placed under Option under the Sub-Plan shall be taken into account for the purpose of  section V of Article One of the Plan.

17.           Inland Revenue limit (£30,000)

                                               Notwithstanding section V.B of Article One of the Plan, an Option may not be granted to an Eligible Employee if the result of granting the Option would be that the aggregate Market Value of the shares subject to all outstanding options granted to him under the Sub-Plan or any other share option scheme established by the Corporation or an Associated Company and approved by the Board of Inland Revenue under Schedule 9 to ICTA 1988 (other than a savings related share option scheme) would exceed sterling £30,000 or such other limit as may from time to time be specified in paragraph 28 of Schedule 9 to ICTA 1988.8  For this purpose, the United Kingdom sterling equivalent of the market value of a share on any day shall be determined by taking the highest buying price of the bid/offer spread for that day as shown in the Financial Times.

18.           Exercise price under Options

                                               Notwithstanding section I.A of Article Two of the Plan, the amount payable per Share on the exercise of an Option shall not be less than the Market Value of a Share on the Date of Grant and shall be stated on the Date of Grant.

19            Exercise of Options by leavers

For the purposes of the Sub-Plan, the terms of exercise of the Option on termination of employment must be specified in the Option Certificate at the Date of Grant. Article Two 2(ii) shall be disapplied for the purposes of the Sub-Plan.

20.           Latest date for exercise of Options

An Option may not be exercised more than ten years after the Date of Grant and any Option not so exercised by that time shall lapse immediately.

21.           Material Interest

An Option may not be exercised if the Optionee then has, or has had within the preceding twelve months, a Material Interest in a Close Company which is the Corporation  or which is a company which has Control of the Corporation or which is a member of a Consortium which owns the Corporation.

22.           Manner of payment for Shares on exercise of Options

The amount due on the exercise of an Option shall be paid in cash or by cheque or banker’s draft and may be paid out of funds provided to the Optionee on loan by a bank, broker or other person. Notwithstanding section I.A.2 of Article Two of the Plan, the amount may not be paid by the transfer to the Company of Shares nor may the Option be exercised using the procedure set out in section I.A.2.(iii).  The date of exercise of an Option shall be the date on which the Corporation receives the amount due on the exercise of the Option.

23.           Issue or transfer of Shares on exercise of Options

The Corporation  shall, as soon as reasonably practicable and in any event not later than thirty days after the date of exercise of an Option, issue or transfer to the Optionee, or procure the issue or transfer to the Optionee of, the number of Shares specified in the notice of exercise and shall deliver to the Optionee, or procure the delivery to the Optionee of, a Share Certificate in respect of such Shares together with, in the case of the partial exercise of an Option, an Option Certificate in respect of, or the original Option Certificate endorsed to show, the unexercised part of the Option, subject only to compliance by the Optionee with the rules of the Sub-Plan and to any delay necessary to complete or obtain:

23.1                 the listing of the Shares on any stock exchange on which Shares are then listed;

23.2                 such registration or other qualification of the Shares under any applicable law, rule or regulation as the Corporation determines is necessary or desirable; or

23.3                 the making of provision for the payment or withholding of any taxes required to be withheld in accordance with any applicable law in respect of the exercise of the Option or the receipt of the Shares.

24.           Death of  Optionee

If an Optionee dies before the tenth anniversary of the Date of Grant, his personal representatives shall be entitled to exercise his Options in accordance with Section I.C.1.(ii) of Article Two of the Plan.  For the purposes of the Sub-Plan, reference in that section to the transfer of options by will or by the laws of descent and distribution shall be disapplied.

25.           Change in Control of Polycom Inc.

25.1         Exchange of Options

If a company (“Acquiring Company”) obtains Control of the Corporation as a result of making:

25.1.1                  a general offer to acquire the whole of the issued ordinary share capital of the Corporation which is made on a condition such that if it is satisfied the person making the offer will have Control of the Corporation;  or

25.1.2                  a general offer to acquire all the shares in the Corporation of the same class as the Shares an Optionee may, at any time during the period set out in rule 25.2, at the discretion of the Company and by agreement with the Acquiring Company, release his Option in whole or in part in consideration of the grant to him of a new option (“New Option”) which is equivalent to the Option but which relates to shares (“New Shares”) in:

25.1.3                  the Acquiring Company;

25.1.4                  a company which has Control of the Acquiring Company; or

25.1.5                  a company which either is, or has Control of, a company which is a member of a Consortium which owns either the Acquiring Company or a company having Control of the Acquiring Company.

25.2        Period allowed for exchange of Options

The period referred to in rule 25.1 is the period of six months beginning with the time when the person making the offer has obtained Control of the Corporation and any condition subject to which the offer is made has been satisfied.  If it is determined by the Company that an Optionee may exchange his Option as set out in rule 25.1, Section III D of Article Two shall not apply. If during the period set out in this rule 25.2 the Optionee does not release his Option in consideration for the grant of a New Option, the Option shall lapse.

25.3         Meaning of “equivalent”

The New Option shall not be regarded for the purpose of this rule 24 as equivalent to the Option unless:

25.3.1                  the New Shares satisfy the conditions in paragraphs 10 to 14 of Schedule 9 to ICTA 1988; and

25.3.2                  save for any performance target or other condition imposed on the exercise of the Option, the New Option will be exercisable in the same manner as the Option and subject to the provisions of the Sub-Plan as it had effect immediately before the release of the Option; and

25.3.3                  the total market value, immediately before the release of the Option, of the Shares which were subject to the Option is as nearly as may be equal to the total market value, immediately after the grant of the New Option, of the New Shares (market value being determined for this purpose in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992); and

25.3.4                  the total amount payable by the Optionee for the acquisition of the New Shares under the New Option is as nearly as may be equal to the total amount that would have been payable by the Optionee for the acquisition of the Shares under the Option.

25.4         Date of grant of New Option

The date of grant of the New Option shall be deemed to be the same as the Date of Grant of the Option.

25.5         Application of Sub-Plan to New Option

In the application of the Sub-Plan to the New Option, where appropriate, references to “Corporation” and “Shares” shall be read as if they were references to the company to whose shares the New Option relates and the New Shares, respectively, save that in the definition of “Plan Administrator” the reference to “Corporation” shall be read as if it were a reference to Polycom Inc.

26.           Rights attaching to Shares issued on exercise of Options

All Shares issued on the exercise of an Option shall, as to any voting, dividend, transfer and other rights, including those arising on a liquidation of the Corporation, rank equally in all respects and as one class with the Shares in issue at the date of such exercise save as regards any rights attaching to such Shares by reference to a record date prior to the date of such exercise.

27.           Amendment of Sub-Plan

Notwithstanding section IV.A of Article Five the Plan, no amendment of the  Sub-Plan shall take effect until it has been approved by the Inland Revenue.

28.           Adjustment of Options

                                  Notwithstanding section V.D of Article One of the Plan, no adjustment may be made to an Option unless the adjustment is permitted by paragraph 29 of Schedule 9 to ICTA 19889 and, if so permitted, the adjustment shall not take effect until it has been approved by the Inland Revenue.

29.           Exercise of discretion by Plan Administrator

In exercising any discretion which it may have under the Sub-Plan, the Plan Administrator shall act fairly and reasonably.

30.           Disapplication of certain provisions of Plan

The provisions of the Plan dealing with and all references to:

                repurchase rights;

                stock appreciation rights;

                the Stock Issuance Program;

                the Automatic Option Grant Program; and

                Incentive Options;

shall not form part of, and shall be disregarded for the purposes of the Sub-Plan.

Notes

1 The [Company] is the “grantor” as defined in paragraph 1 of Schedule 9 to ICTA 1988 because it has established the Sub-Plan. In most cases, it will also be the [Company] which grants options under the Sub-Plan, although this is not a requirement of UK tax legislation.

2 A company is treated as another’s “associated company” at a given time if, at that time or at any other time within one year previously, one of the two has control of the other, or both are under the control of the same person or persons.  A person is taken to have control of a company if he exercises, or is able to exercise or is entitled to acquire, direct or indirect control over the company’s affairs and, in particular, if he possesses or is entitled to acquire the greater part of the company’s issued share capital or the voting power in the company. UK tax legislation contains two definitions of control: the definition of control here is different from that in paragraph 4 below.

3 A close company is a company which is under the control (as defined in paragraph 1 above) of five or fewer participators (eg shareholders) or of  any number of participators who are directors. There are attributed to a participator all the rights and powers (eg shares, voting power) of, inter alia, a company which he controls or of an “associate”  (eg relative) of his. Ordinarily, a company is excluded from being a close company if it is non UK resident or 35% of the voting power in the company is held by the public and its shares have been listed, and the subject of dealings, on a recognised stock exchange within the preceding 12 months. However, for the purpose of the material interest test (see paragraph 5 below), this exclusion does not apply with the result that the normal definition of a “close company” is extended.

4 A company is a member of a consortium owning another company if it is one of a number of companies which between them beneficially own not less than three-quarters of the other company’s ordinary share capital and each of which beneficially owns not less than one-twentieth of that capital.

5 Control means the power of a person to secure:

(a)	by means of the holding of shares or the possession of voting power in or in relation to that or any other body corporate; or

(b)	by virtue of any powers conferred by the articles of association or other document regulating that or any other body corporate that the affairs of the first-mentioned body corporate are conducted in accordance with the wishes of that person.

6 A person has a material interest in a company if he, either on his own or with one or more associates, or if any associate of his with or without such other associates:

(a)

is the beneficial owner of, or able, directly or through the medium of other companies, or by any other indirect means to control, more than 10 per cent of the ordinary share capital of the company; or

(b)

where the company is a close company, possesses, or is entitled to acquire, such rights as would, in the event of the winding-up of the company or in any other circumstances, give an entitlement to receive more than 10 per cent of the assets which would then be available for distribution among the participators.

7 The shares used in the scheme must be:

(a)	ordinary shares;

(b)	fully paid up;

(c)	not redeemable; and

(d)	save for certain limited exceptions, not subject to any restrictions which do not apply to all shares of the same class.

The shares used in the scheme must be:

(a)	of a class listed on a recognised stock exchange; or

(b)	shares in a company which is not under the control of another company; or

(c)

shares in a company which is under the control of another company (other than a company which is, or would if resident in the UK be, a close company) whose shares are listed on a recognised stock exchange.

The shares used in the scheme form part of the ordinary share capital of:

(a)	the grantor (ie the company which has established the scheme); or

(b)	a company which has control of the grantor; or

(c)	a company which either is, or has control of, a company which is a member of a consortium owning either the grantor or a company having control of the grantor.

Where the company whose shares are to be used in a scheme has more than one class of ordinary share, the majority of the issued shares of the same class as those which are to be used must be either employee control shares (see below) or:

(a)

must not be held by persons (including trustees holding shares on behalf of such persons) who acquired their shares in pursuance of a right conferred on them or opportunity offered to them as directors or employees of any company, and not in pursuance of an offer to the public; and

(b)

if the shares are not listed on a recognised stock exchange and the company is under the control of another company whose shares are so listed, must not be held by companies which have control of the company whose shares are in question or of which that company is an associated company.

Shares are employee control shares if:

(a)	the persons holding them are, by virtue of their holding of shares of that class, together able to control the company; and

(b)	those persons are, or have been, employees or directors of the company or of another company which is under the control of the company.

8 UK tax legislation imposes a limit (currently £30,000) on the “value” of the outstanding options which may be held by an individual participant in an Inland Revenue approved executive share option scheme.

9 The exercise price and the number of shares subject to an option may  be adjusted to take account of a reorganisation of the company’s share capital (eg rights issue, capitalisation issue, sub division, consolidation). An adjustment is not permitted to take account of the issue of consideration shares by the company on an acquisition.

POLYCOM, INC.

STOCK OPTION AGREEMENT

RECITALS

                A.            The Board has adopted the Sub-Plan for the purpose of retaining the services of selected Employees.

                B.            Optionee is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s grant of an option to Optionee.

                C.            All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix.

                                NOW, THEREFORE, it is hereby agreed as follows:

                                1.             Grant of Option.  The Corporation hereby grants to Optionee, as of the Grant Date, an option to purchase up to the number of Option Shares specified in the Grant Notice.  The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price.

                                2.             Option Term.  This option shall have a term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6.

                                3.             Limited Transferability.  This option shall be neither transferable nor assignable by Optionee and may be exercised, during Optionee’s lifetime, only by Optionee.

                                4.             Dates of Exercise.  This option shall become exercisable for the Option Shares in one or more installments as specified in the Grant Notice.  As the option becomes exercisable for such installments, those installments shall accumulate and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option term under Paragraph 5 or 6.

                                5.             Cessation of Service.  The option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

                                                            (i)                Should Optionee cease to remain in Service for any reason (other than death, Permanent Disability or Misconduct) while this option is outstanding, then Optionee shall have a period of three (3) months (commencing with the date of such cessation of Service) during which to exercise this option, but in no event shall this option be exercisable at any time after the Expiration Date.

                                                           (ii)                Should Optionee die while this option is outstanding, then the personal representative of Optionee’s estate shall have the right to exercise this option.  Such right shall lapse, and this option shall cease to be outstanding, upon the earlier of (A) the expiration of the twelve (12)- month period measured from the date of Optionee’s death or (B) the Expiration Date.

                                                          (iii)                Should Optionee cease Service by reason of Permanent Disability while this option is outstanding, then Optionee shall have a period of twelve (12) months (commencing with the date of such cessation of Service) during which to exercise this option.  In no

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event shall this option be exercisable at any time after the Expiration Date.

                                                          (iv)                During the limited period of post-Service exercisability, this option may not be exercised in the aggregate for more than the number of vested Option Shares for which the option is exercisable at the time of Optionee’s cessation of Service.  Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any vested Option Shares for which the option has not been exercised.  However, this option shall, immediately upon Optionee’s cessation of Service for any reason, terminate and cease to be outstanding with respect to Option Shares in which Optionee is not otherwise at that time vested or for which this option is not otherwise at that time exercisable.

                                                           (v)                Should Optionee’s Service be terminated for Misconduct, then this option shall terminate immediately and cease to remain outstanding.

                                6.             Special Acceleration of Option.

                                                (a)           This option, to the extent outstanding at the time of a Corporate Transaction but not otherwise fully exercisable, shall automatically accelerate so that this option shall, immediately prior to the effective date of the Corporate Transaction, become exercisable for all of the Option Shares at the time subject to this option and may be exercised for any or all of those Option Shares as fully-vested shares of Common Stock.  No such acceleration of this option, however, shall occur if and to the extent  this option is, in connection with the Corporate Transaction,  to be assumed by the successor corporation (or parent thereof) or exchanged under the terms of the Sub-Plan or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof) The determination of option comparability under shall be made by the Plan Administrator, and such determination shall be final, binding and conclusive.

                                                (b)           Immediately following the Corporate Transaction, this option shall terminate and cease to be outstanding, except to the extent the Option is exchanged under the terms of the Sub-Plan or assumed by the successor corporation (or parent thereof) in connection with the Corporate Transaction.

                                                (c)           If this option is assumed in connection with a Corporate Transaction or exchanged , then this option shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction, and appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same.

                                                (d)           This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

                                7.             Adjustment in Option Shares.  Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

                                8.             Stockholder Rights.  The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares.

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                                9.             Manner of Exercising Option.

                                                (a)           In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other person or persons exercising the option) must take the following actions:

                                                                            (i)                Execute and deliver to the Corporation a Notice of Exercise for the Option Shares for which the option is exercised.

                                                                           (ii)                Pay the aggregate Exercise Price for the purchased shares in cash or cheque made payable to the Corporation.

                                                                          (iii)                Furnish to the Corporation appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.

                                                                          (iv)                Make appropriate arrangements with the Corporation (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all  local income and employment tax withholding requirements applicable to the option exercise.

                                                (b)           As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

                                                (c)           In no event may this option be exercised for any fractional shares.

                                10.           Compliance with Laws and Regulations.

                                                (a)           The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

                                                (b)           The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained.  The Corporation, however, shall use its best efforts to obtain all such approvals.

                                11.           Successors and Assigns.  Except to the extent otherwise provided in Paragraphs 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Optionee, and Optionee’s legal representatives.

                                12.           Notices.  Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices.  Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee’s signature line on the Grant Notice.  All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

                                13.           Construction.  This Agreement and the option evidenced hereby are made and granted

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pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan.  All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

                                14.           Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

                                15.           Excess Shares.  If the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may without stockholder approval be issued under the Plan, then this option shall be void with respect to those excess shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan.

                                16.           Leave of Absence.  The following provisions shall apply upon the Optionee’s commencement of an authorized leave of absence:

                                                (a)           The exercise schedule in effect under the Grant Notice shall be frozen as of the first day of the authorized leave, and this option shall not become exercisable for any additional installments of the Option Shares during the period Optionee remains on such leave.

                                                (b)           Should Optionee resume active Employee status within sixty (60) days after the start date of the authorized leave, Optionee shall, for purposes of the exercise schedule set forth in the Grant Notice, receive Service credit for the entire period of such leave.  If Optionee does not resume active Employee status within such sixty (60)-day period, then no Service credit shall be given for the entire period of such leave.

                                                (c)           In no event shall this option become exercisable for any additional Option Shares or otherwise remain outstanding if Optionee does not resume Employee status prior to the Expiration Date of the option term.

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EXHIBIT I

NOTICE OF EXERCISE

                                I hereby notify Polycom, Inc. (the “Corporation”) that I elect to purchase                       shares of the Corporation’s Common Stock (the “Purchased Shares”) at the option exercise price of $                  per share (the “Exercise Price”) pursuant to that certain option (the “Option”) granted to me under the 1996  Stock Incentive Plan – Inland Revenue Approved Rules for UK Employees (“the Sub-Plan”) on                            , 199   .

                                Concurrently with the delivery of this Exercise Notice to the Corporation, I shall hereby pay to the Corporation the Exercise Price for the Purchased Shares in accordance with the provisions of my agreement with the Corporation (or other documents) evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise.

, 199____
Date

Optionee

Address:

National Insurance Number:

Print name in exact manner it is to appear on the stock certificate:

If shares are to be sent to a stock broker, complete the following (if left blank, certificate will be mailed to the address above):
Brokerage Firm Name:

Contact at Brokerage Firm:

Fax #:

Brokerage Account #:

Broker DTC Participation #:

APPENDIX

                                The following definitions shall be in effect under the Agreement:

                A.            Agreement shall mean this Stock Option Agreement.

                B.             Board shall mean the Corporation’s Board of Directors.

                C.             Code shall mean the Internal Revenue Code of 1986, as amended.

                D.            Common Stock shall mean the Corporation’s common stock.

                E.             Corporate Transaction shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

                             (i)                a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

                            (ii)                the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation.

                F.             Corporation shall mean Polycom, Inc., a Delaware corporation.

                G.             Domestic Relations Order shall mean any judgment, decree or order (including approval of a property settlement agreement) which provides or otherwise conveys, pursuant to applicable State domestic relations laws (including community property laws), marital property rights to any spouse or former spouse of the Optionee.

                H.            Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

                I.              Exercise Date shall mean the date on which the option shall have been exercised in accordance with Paragraph 9 of the Agreement.

                J.              Exercise Price shall mean the exercise price per share as specified in the Grant Notice.

                K.            Expiration Date shall mean the date on which the option expires as specified in the Grant Notice.

                L.             Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

                             (i)                If the Common Stock is at the time traded on the London or New York Stock Exchange, then the Market Value shall be the closing selling price per share of Common Stock on the date in question.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

                            (ii)                If the Common Stock is not listed on the London or New York Stock Exchange, the market value shall be the price as determined and agreed with the Inland Revenue.

                M.           Grant Date shall mean the date of grant of the option as specified in the Grant Notice.

                N.            Grant Notice shall mean the Notice of Grant of Stock Option accompanying the Agreement, pursuant to which Optionee has been informed of the basic terms of the option evidenced hereby.

                O.            Incentive Option shall mean an option which satisfies the requirements of Code Section 422.

                P.             Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by Optionee, any unauthorized use or disclosure by Optionee of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by Optionee adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner.  The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of Optionee or any other individual in the Service of the Corporation (or any Parent or Subsidiary).

                Q.            Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

                R.             Notice of Exercise shall mean the notice of exercise in the form attached hereto as Exhibit I.

                S.             Option Shares shall mean the number of shares of Common Stock subject to the option as specified in the Grant Notice.

                T.             Optionee shall mean the person to whom the option is granted as specified in the Grant Notice.

A-1

                U.            Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                V.             Permanent Disability shall mean the inability of Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more.

                W.           Plan shall mean the Corporation’s 1996  Stock Incentive Plan.

                X.            Plan Administrator shall mean either the Board or a committee of Board members, to the extent the committee is at the time responsible for the administration of the Plan.

                Y.             Qualified Domestic Relations Order shall mean a Domestic Relations Order which substantially complies with the requirements of Code Section 414(p).  The Plan Administrator shall have the sole discretion to determine whether a Domestic Relations Order is a Qualified Domestic Relations Order.

                Z.             Service shall mean the Optionee’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor.

                AA.         Stock Exchange shall mean the American Stock Exchange or the New York Stock Exchange.

                BB.          Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

A-2

Grant No.

POLYCOM, INC.

NOTICE OF GRANT OF STOCK OPTION

                                Notice is hereby given of the following option grant (the “Option”) to purchase shares of the Common Stock of Polycom, Inc. (the “Corporation”):

Optionee:

SSN:

Grant Date:

Vesting Commencement Date:

Exercise Price:	$ per share

Number of Option Shares:

I.

Expiration Date:

Type of Option:	Non Statutory Stock Option

                                Exercise Schedule:  The Option shall become exercisable with respect to twenty-five percent (25%) of the Option Shares upon Optionee’s completion of one (1) year of Service measured from the Vesting Commencement Date and shall become exercisable for the balance of the Option Shares in thirty-six (36)  successive equal monthly installments upon Optionee’s completion of each month of Service over the thirty-six (36)  month period commencing on the first anniversary of the Vesting Commencement Date.  In no event shall the Option become exercisable for any additional Option Shares after Optionee’s cessation of Service.

                                Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the Polycom, Inc. 1996 Stock Incentive Plan  (the “Plan”) – Inland Revenue Approved Rules for UK Employees (together referred to as “the Sub-Plan”).  Optionee further agrees to be bound by the terms of the Sub-Plan and the terms of the Option as set forth in the Stock Option Agreement attached hereto.

                                Optionee hereby acknowledges receipt of a copy of the official prospectus for the Plan in the form attached hereto together with a summary of the Sub-Plan.  A copy of the Sub-Plan is available upon request made to the Corporate Secretary at the Corporation’s principal offices.

                                No Employment or Service Contract.  Nothing in this Notice or in the attached Stock Option Agreement or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee’s Service at any time for any reason, with or without cause.

                                Definitions.  All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Stock Option Agreement.

POLYCOM, INC.		Optionee

By:
	[Name]	Signature
[Title]

Address

ATTACHMENTS

Exhibit A - Stock Option Agreement

U.K. Optionee

POLYCOM, INC.

NOTICE OF GRANT OF STOCK OPTION AND
ELECTION TO TRANSFER EMPLOYER’S SECONDARY
CLASS 1 NATIONAL INSURANCE LIABILITY

                Notice is hereby given of the following option grant (the “Option”) to purchase shares of the Common Stock of  Polycom, Inc. (the “Corporation”):

Optionee:

Grant Date:

Vesting Commencement Date:

Exercise Price:	$_________________________ per share

Number of Option Shares:	_________________ shares of Common Stock

Expiration Date:

Type of Option:	Non-Statutory Stock Option

Exercise Schedule: The Option shall become exercisable with respect to, (i) twenty-five percent (25%) of the Option Shares upon Optionee’s completion of one (1) year of Service measured from the Vesting Commencement Date and (ii) the balance of the Option Shares in a series of thirty-six (36) successive equal monthly installments upon Optionee’s completion of each additional month of Service over the thirty-six (36)-month period measured from the first anniversary of the Vesting Commencement Date. In no event shall the Option become exercisable for any additional Option Shares after the Optionee’s cessation of Service.

                Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the Polycom, Inc. 1996 Stock Incentive Plan (the “Plan”).  Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A.

                No Employment or Service Contract.  Nothing in this Notice or in the attached Stock Option Agreement or Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee’s Service at any time for any reason, with or without cause.

                Definitions.  All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Stock Option Agreement.

                Income Tax Withholding.  Polyspan Ltd. (“the Employer”) is Optionee’s employer.  Where, in relation to this Option, the Employer is liable, or is in accordance with current practice believed by the Employer to be liable, to account to the Inland Revenue for any sum in respect of income tax under Pay As You Earn (“PAYE”) (and it is not reasonably practicable to make a withholding at source), the Option may not be exercised, assigned or released unless (as determined by the Employer) Optionee has at Optionee’s election;

(i)            delivered  cash or cleared funds to the Employer sufficient to discharge the PAYE tax due; or

(ii)           in the case of an exercise of an Option, has (a) arranged to sell sufficient shares which Optionee is entitled to receive on the exercise of the Option through a Corporation-designated broker and (b) instructed the broker to immediately remit sufficient funds from such sale to the Corporation to enable the Employer to satisfy the PAYE tax due.  Such funds shall be transmitted to the Employer within 30 days of the exercise of the Option or (if earlier) within 14 days of the end of the tax month during which the exercise of the Option occurred.

                The question whether PAYE is to be accounted for, and if so, the amount due upon the exercise, assignment or release (as the case may be) shall be assessed by the Corporation having regard to the income tax rates in force at that time, taking into account relief for Secondary Contributions that are payable by Optionee (if any) and the prevailing legislation.  The Corporation’s assessment shall be final and binding on Optionee.

                Election. The Employer has authorized the Corporation to enter into the following election with Optionee.

1.             Optionee acknowledges that to the extent Optionee is subject to income tax pursuant to Section 135 of the U.K. Income and Corporation Taxes Act 1988 and to Class 1 NIC pursuant to Section 4 of the U.K. Social Security Contributions and Benefits Act 1992 (the “SSCBA”), Optionee shall be liable to pay the employee’s primary Class 1 National Insurance Contributions (the “Primary Contributions”) upon the occurrence of the event giving rise to the charge (the “Chargeable Event”), pursuant to section 4(4)(a) of the SSCBA.  The Primary Contributions (if any) shall be payable with respect to the difference between the Fair Market Value (on the date of exercise of the Option) of the shares acquired upon exercise of the Option and the Exercise Price or otherwise on the gain arising as a result of the Chargeable Event.

2.             Subject to an election to the contrary, the Employer is liable to pay secondary Class 1 National Insurance Contributions upon the occurrence of the Chargeable Event (the “Secondary Contributions”).  Optionee and the Corporation (on behalf of the Employer) hereby elect that the entire liability (if any) to pay Secondary Contributions is hereby transferred to Optionee.  The Secondary Contributions shall be payable with respect to the difference between the Fair Market Value (on the date of the exercise of the Option) of the shares and the Exercise Price or otherwise on the gain as a result of the Chargeable Event.

3.               Optionee hereby authorizes the Corporation to collect Primary and Secondary Contributions from Optionee at the time of the Chargeable Event by requiring Optionee, at Optionee’s election:

(i)            to deliver  cash or cleared funds to the Employer at that time, or

(ii)           to (a) sell some of the shares which Optionee is entitled to receive on the exercise of the Option (where applicable) through a Corporation-designated broker and (b) instructing the broker to immediately remit sufficient funds from such sale to the Corporation to satisfy the Secondary Contributions. Such funds shall be transmitted to the Employer within 30 days of the exercise of the Option or (if earlier) within 14 days of the end of the tax month during which the exercise of the Option occurred.

                                The determination of whether Primary and / or Secondary Contributions are to be accounted for and if so the amount due upon the occurrence of the Chargeable Event shall be assessed by the Corporation having regard to the National Insurance Contribution rates in force at the time of the Chargeable Event and the prevailing legislation.  The Corporation’s determination shall be final and binding on Optionee.

4.             Optionee and the Corporation (on behalf of the Employer) agree to be bound by the terms of this Election.

5.             This Election shall continue in effect until such time (if ever) as:

(i)            both Optionee and the Corporation (on behalf of the Employer) agree that itshould cease to have effect.

(ii)           it ceases to have effect in accordance with its terms

(iii)          notice is given to the Optionee by the Employer terminating its effect

                In the event that the Inland Revenue notifies the Employer that the approval has been withdrawn in relation to any future Elections, the Employer will notify Optionee within 14 days of receipt of the notice of withdrawal.

6.             The Employer agrees to pay the Secondary Contributions to the Inland Revenue on behalf of Optionee within 14 days after the end of the tax month during which the Chargeable Event occurred.  The Employer will report to the Inland Revenue:

(i)            details of the amount of NIC arising upon occurrence of the Chargeable Event;

(ii)           the amount of the liability which was transferred by way of the Election; and

(iii)          the date on which the transferred liability was paid to the Collector of Taxes.

                The Corporation undertakes to provide the Employer with sufficient information to enable the Employer to comply with the above reporting requirements.

                7.             The arrangements for the payment of Primary and Secondary Contributions (where due) by the Optionee shall apply whether the Optionee has ceased employment or has left the UK.

DATED: __________________, ___________

POLYCOM, INC.

By:

Title:

OPTIONEE

Address:

Attachments:

Exhibit A - Stock Option Agreement

Exhibit B – Plan Summary and Prospectus